Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2024 Second-Quarter and First-Half Results
and Raises Full Year Guidance

Second-Quarter Reported Diluted EPS grew 52.5% to $1.54
Adjusted Diluted EPS decreased by 0.6% to $1.59; and grew by 10.6% excluding currency

STAMFORD, CT, July 23, 2024 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2024 second-quarter and first-half results.1
"The excellent momentum of our smoke-free business continued with an outstanding second-quarter and first-half performance" said Jacek Olczak, Chief Executive Officer.
“The powerful combination of excellent underlying performance and proactive measures across all categories enabled our business to outperform once again, and we are on track for a strong 2024. As a result, we are raising our full-year guidance, despite currency headwinds.”

Second Quarter Highlights
•Smoke-free business (SFB): The smoke-free business accounted for 38.1% of our total net revenues (up by 2.7pp versus second-quarter last year), with 36.5 million estimated adult users of our smoke-free products (up by 3.2 million versus December 2023), which are available in 90 markets. Our SFB continues to deliver superior performance, with net revenues increasing by 13.6% (18.3% organically) and gross profit increasing by 15.6% (22.2% organically).
•Inhalable smoke-free products (SFP): Total IQOS users at quarter-end were estimated at 30.8 million (up by 1.9 million versus December 2023), of which approximately 22.1 million had fully switched to IQOS and stopped smoking. The increase was broad-based, with notable gains in Japan following the launch of ILUMA i, as well as good progress in Europe (especially Greece, Hungary, Romania, Bulgaria, and Spain), South Korea, and low and middle income markets, notably Indonesia. Market share for HTUs in IQOS markets was up by 0.7pp to 8.1%. HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements was up by an estimated 10.2%, in line with expectations.
•In Japan, IQOS HTU market share increased by more than 3 percentage points to over 29%, and offtake share exceeded 30% for the first time in June. TEREA and SENTIA were the #1 and #3 nicotine brands respectively in the quarter. Adjusted IMS grew by 12.5%, the 7th consecutive quarter of double-digit growth.
•In Europe, IQOS HTU adjusted market share increased by 0.8pp to 9.8% with adjusted IMS growth of 6.8%, which, as expected, was impacted by the EU characterizing flavor ban, especially in Italy.
In the vaping category, our focused strategy is showing promising early results, with VEEV taking the #1 position in the closed pod segment in 5 European markets within 12 months of launch.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 23, 2024, and at www.pmi.com/2024Q2earnings.

•Oral SFP2: Shipment volume increased by 23.5% in cans (20.0% in pouches or pouch equivalents), fueled by ZYN nicotine pouch growth in the U.S., where shipments reached 135.1 million cans, representing growth of 50.3% versus prior year. ZYN, despite supply constraints, performed in-line with the U.S. nicotine pouch category in terms of consumer offtake. Outside of the U.S., our nicotine pouch volume grew by over 50% with promising results in a number of new markets, notably Pakistan.
•Combustibles: Net revenues grew by 1.2% (organically by 4.8%), driven by another quarter of high single-digit pricing and resilient industry volumes. After 7 consecutive quarters of gross margin contraction, profitability recovered in Q2 with very robust expansion of 40 bps (50 bps on an organic basis), primarily driven by pricing.
•Dividend: We declared a regular quarterly dividend of $1.30 per share, or an annualized $5.20 per share.

Operating Review - Second Quarter

	Total	HTU	Oral SFP[3]	Cigarettes

Shipment Volume (units bn)	197.3	35.5	4.2	157.6
vs. Q2 2023	2.8%	13.1%	20.0%	0.4%

	PMI	Smoke-Free Business	Combustibles

Net Revenues ($ bn)	$9.5	$3.6	$5.9
reported vs. Q2 2023	5.6%	13.6%	1.2%
organic vs. Q2 2023	9.6%	18.3%	4.8%

Gross Profit ($ bn)	$6.1	$2.3	$3.8
reported vs. Q2 2023	6.7%	15.6%	1.8%
organic vs. Q2 2023	11.5%	22.2%	5.5%

Operating Income ($ bn)	$3.4
reported vs. Q2 2023	34.2%
organic vs. Q2 2023	12.5%

	Reported Diluted EPS	Adjusting Items*	Adjusted Diluted EPS	Currency Impact	Adjusted Diluted EPS ex. Currency

EPS	$1.54	$(0.05)	$1.59	$(0.18)	$1.77
vs. Q2 2023	52.5%		(0.6)%		10.6%
(*) For a list of adjusting items refer to page 19
2 Oral smoke-free products volume excludes snuff, snuff leaf and U.S. chew
3 In pouches or pouch equivalents

Full-Year Forecast

	Full-Year
	2024 Forecast			2023	Growth

Reported Diluted EPS	$5.89	-	$6.01	$ 5.02
Adjustments:
Asset impairment and exit costs	0.09			0.06
Termination of distribution arrangement in the Middle East	—			0.04
Impairment of goodwill and other intangibles	0.01			0.44
Amortization of intangibles(1)	0.43			0.25
Charges related to the war in Ukraine	—			0.03
Swedish Match AB acquisition accounting related items	—			0.01
Income tax impact associated with Swedish Match AB financing	0.09			(0.11)
South Korea indirect tax charge	—			0.11
Termination of agreement with Foundation for a Smoke-Free World	—			0.07
Fair value adjustment for equity security investments	(0.15)			(0.02)
Tax items	(0.03)			0.11
Total Adjustments	0.44			0.99
Adjusted Diluted EPS	$6.33	-	$6.45	$ 6.01	5.3%	-	7.3%
Less: Currency	(0.34)
Adjusted Diluted EPS, excluding currency	$6.67	-	$6.79	$ 6.01	11.0%	-	13.0%

(1) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $5.89 to $6.01, at prevailing exchange rates, versus reported diluted EPS of $5.02 in 2023. Excluding a total 2024 adjustment of $0.44 per share, this forecast represents a projected increase of 5.3% to 7.3% versus adjusted diluted EPS of $ 6.01 in 2023. Also excluding an adverse currency impact of $0.34, at prevailing exchange rates, this forecast represents a projected increase of 11.0% to 13.0% versus adjusted diluted EPS of $6.01 in 2023, as outlined in the above table.
2024 Full-Year Forecast Assumptions
This forecast assumes:
•A broadly stable total international industry volume for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette, HTU and oral smoke-free product shipment volume growth for PMI of 1% to 2% driven by smoke-free products;
•A second half acceleration in HTU adjusted IMS to deliver around 13% growth for the full year, and HTU shipment volumes of around 140 billion units. This assumes no volumes in Taiwan and a slightly greater impact from consumer adjustment to the EU characterizing flavor ban than previously assumed;
•Nicotine pouch shipment volume in the U.S. of 560 to 580 million cans;
•Net revenue growth of 7.5% to 9% on an organic basis;
•Organic operating income growth of 11% to 13%;
•An acceleration in organic smoke-free net revenue and gross profit growth compared to 2023;

•Broadly unchanged net revenue and adjusted operating loss in Wellness and Healthcare segment compared to 2023;
•No earnings impact from the May 15, 2024 Fiscal Court in Dusseldorf ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022. On June 19, 2024, a German subsidiary of PMI submitted an appeal;
•Full-year amortization of acquired intangibles of $0.43 per share, which includes an estimate of amortization of IQOS commercialization rights in the U.S. following the closing of the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S. effective May 1, 2024;
•Net financing costs of approximately $1.3 billion;
•An effective tax rate, excluding discrete tax events, of approximately 21% to 22%;
•Operating cash flow of approximately $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.3 to $1.4 billion, including further investments in ZYN capacity in the U.S.;
•Net debt to adjusted EBITDA ratio improvement of 0.3x to 0.5x at prevailing exchange rates as we continue to target a ratio of around 2x by the end of 2026;
•No share repurchases in 2024; and
•A strong second-half performance, with third quarter adjusted diluted EPS of $1.77 to $1.82 including an estimated adverse currency impact of 2 cents at prevailing exchange rates.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on July 23, 2024. Access the webcast at www.pmi.com/2024Q2earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Financial Review
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Second-Quarter
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 1.5%, reflecting increases in the SSEA, CIS & MEA Region, partly offset by decreases in the Europe, Americas and EA, AU & PMI DF Regions, as described in the Regional sections below.

Six Months Year-to-Date
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 1.1%, reflecting increase in the SSEA, CIS & MEA Region, partly offset by decreases in the Europe and Americas Regions, and broadly stable in the EA, AU & PMI DF Region, as described in the Regional sections below.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Second-Quarter			Six Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	157,618	157,010	0.4%	300,809	300,718	—%
Heated Tobacco Units	35,544	31,424	13.1%	68,678	58,820	16.8%
Total Cigarettes and HTUs	193,162	188,434	2.5%	369,487	359,538	2.8%

PMI Oral SFP(1)	Second-Quarter			Six Months Year-to-Date
(million cans)	2024	2023	Change	2024	2023	Change
Nicotine Pouches	149.9	99.5	50.6%	295.6	180.7	63.5%
Snus	58.8	62.6	(6.2)%	120.2	118.2	1.7%
Moist Snuff	34.2	34.1	0.2%	68.6	69.3	(1.1)%
Other Oral SFP(2)	1.0	1.2	(17.0)%	2.0	2.5	(16.8)%
Total Oral SFP	243.8	197.4	23.5%	486.4	370.7	31.2%
(1) Excluding snuff, snuff leaf and U.S. chew
(2) Includes chew bags and tobacco bits
Note: Sum may not foot due to roundings.

Second-Quarter
PMI's total cigarette and HTU shipment volume increased by 2.5% (HTU shipments increased by 13.1%, and cigarette shipments increased by 0.4%), with increases across all regions except the Americas.
PMI’s total oral product shipment volume in cans increased by 23.5%, predominantly reflecting growth in nicotine pouches.
Adjusted in-market sales for HTUs increased by 10.2%, including growth in Japan of 12.5% and Europe of 6.8%.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume increased by 2.8% (HTU shipments increased by 16.8%, while cigarette shipments were stable).
PMI’s total oral product shipment volume in cans increased by 31.2%, primarily reflecting growth in nicotine pouches.
Adjusted in-market sales for HTUs increased by 11.4%, including growth in Japan of 12.9% and Europe of 8.0%. A net favorable impact of estimated distributor inventory movements for HTU shipments was driven most significantly by additional shipments to Japan in light of disruption to Red Sea shipping routes.

International Share of Market - Cigarettes and HTUs

	Second-Quarter			Six Months Year-to-Date
	2024	2023	Change (pp)	2024	2023	Change (pp)

Total International Market Share(1)	28.7%	28.6%	0.1	28.3%	27.9%	0.4
Cigarettes	23.6%	24.0%	(0.4)	23.2%	23.4%	(0.2)
HTU	5.1%	4.7%	0.4	5.1%	4.6%	0.5

Cigarette over Cigarette Market Share(2)	25.3%	25.5%	(0.2)	24.9%	24.9%	—
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to roundings.
CONSOLIDATED FINANCIAL SUMMARY
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,468	$ 8,967	5.6%	9.6%	501	(358)	—	583	303	(27)

Cost of Sales(1)	(3,345)	(3,228)	(3.6)%	(5.9)%	(117)	63	12	—	(145)	(47)
Marketing, Administration and Research Costs(2)	(2,679)	(2,508)	(6.8)%	(5.4)%	(171)	(36)	—	—	—	(135)
Impairment of Goodwill	—	(665)	+100%	+100%	665	—	—	—	—	665
Operating Income	$ 3,444	$ 2,566	34.2%	46.6%	878	(331)	12	583	158	456
Impairment of Goodwill and Other Intangibles (3)	—	(680)	+100%	+100%	680	—	—	—	—	680
Amortization of Intangibles	(212)	(82)	-(100)%	-(100)%	(130)	—	—	—	—	(130)
South Korea Indirect Tax Charge	—	(204)	+100%	+100%	204	—	—	—	—	204
Adjusted Operating Income	$ 3,656	$ 3,532	3.5%	12.5%	124	(331)	12	583	158	(298)

Adjusted Operating Income Margin	38.6%	39.4%	(0.8)pp	1.1pp
(1) Includes $16 million in 2024 and $22 million in 2023 related to the special items below.
(2) Includes $196 million in 2024 and $279 million in 2023 related to the special items below.
(3) Includes $665 million impairment of goodwill in 2023
Net revenues increased by 9.6% on an organic basis, mainly reflecting: a favorable pricing variance, primarily due to higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume.
Adjusted operating income increased by 12.5% on an organic basis, mainly reflecting: the favorable pricing variance; and favorable volume/mix, mainly driven by smoke-free products volume, notwithstanding unfavorable cigarette mix; partly offset by higher costs, predominantly marketing, administration and research costs.

Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 18,261	$ 16,986	7.5%	10.8%	1,275	(552)	—	1,032	767	28
Termination of distribution arrangement in the Middle East	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 18,261	$ 17,066	7.0%	10.2%	1,195	(552)	—	1,032	767	(52)

Net Revenues	$ 18,261	$ 16,986	7.5%	10.8%	1,275	(552)	—	1,032	767	28

Cost of Sales (1)	(6,540)	(6,266)	(4.4)%	(5.7)%	(274)	71	12	—	(314)	(43)
Marketing, Administration and Research Costs (2)	(5,232)	(4,758)	(10.0)%	(6.2)%	(474)	(178)	—	—	—	(296)
Impairment of Goodwill	—	(665)	+100%	+100%	665	—	—	—	—	665

Operating Income	$ 6,489	$ 5,297	22.5%	34.7%	1,192	(659)	12	1,032	453	354
Asset Impairment & Exit Costs	(168)	(109)	(54.1)%	(54.1)%	(59)	—	—	—	—	(59)
Termination of distribution arrangement in the Middle East (3)	—	(80)	+100%	+100%	80	—	—	—	—	80
Impairment of Goodwill and Other Intangibles (4)	(27)	(680)	96.0%	96.0%	653	—	—	—	—	653
Amortization of Intangibles	(332)	(163)	-(100)%	-(100)%	(169)	—	—	—	—	(169)
Swedish Match AB acquisition accounting related items	—	(18)	+100%	+100%	18	—	—	—	—	18
South Korea Indirect Tax Charge	—	(204)	+100%	+100%	204	—	—	—	—	204
Adjusted Operating Income	$ 7,016	$ 6,551	7.1%	17.0%	465	(659)	12	1,032	453	(373)

Adjusted Operating Income Margin	38.4%	38.4%	—pp	2.3pp
(1) Includes $32 million in 2024 and $62 million in 2023 related to the special items below.
(2) Includes $495 million in 2024 and $447 million in 2023 related to the special items below.
(3) Included in Net Revenues above.
(4) Includes $665 million impairment of goodwill in 2023.
Adjusted net revenues increased by 10.2% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume, partly offset by unfavorable cigarette mix.
Adjusted operating income increased by 17.0% on an organic basis, mainly reflecting: the favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher smoke-free products volume; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and higher commercial investments), as well as higher manufacturing costs (primarily due to inflationary impacts, notably related to tobacco leaf and the impact of the EU single-use plastics directive, partly offset by productivity).
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by 1.7% to 138.0 billion units, reflecting a 2.8% decline for cigarettes, partly offset by an increase for HTUs. The decrease in the estimated total market was predominantly due to France (down by 11.4%), the UK (down by 15.4%), Germany (down by 3.3%), and the Netherlands (down by 20.7%), partly offset by Bulgaria (up by 10.6%), Romania (up by 5.0%), and Greece (up by 8.3%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region decreased by 1.2% to 262.1 billion units, reflecting a 2.6% decline for cigarettes, partly offset by an increase for HTUs. The decrease in the estimated total market was predominantly due to France (down by 13.8%), the UK (down by 13.3%), and the Netherlands (down by 15.5%), partly offset by Bulgaria (up by 9.7%), Poland (up by 2.3%), Romania (up by 3.9%), and Greece (up by 7.1%).

Europe Key Data	Second-Quarter			Six Months Year-to-Date
			Change			Change
	2024	2023	% / pp	2024	2023	% / pp
PMI Shipment Volume (million units)
Cigarettes	43,467	43,741	(0.6)%	80,556	82,898	(2.8)%
Heated Tobacco Units	12,935	11,705	10.5%	24,275	21,804	11.3%
Total Europe	56,402	55,446	1.7%	104,831	104,702	0.1%

PMI Market Share
Cigarettes	30.2%	30.3%	(0.1)	30.1%	30.3%	(0.2)
Heated Tobacco Units	9.6%	8.8%	0.8	9.8%	8.9%	0.9
Total Europe	39.8%	39.1%	0.7	40.0%	39.2%	0.8
Note: Sum may not foot due to roundings.

Europe Oral SFP	Second-Quarter			Six Months Year-to-Date

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	11.8	9.3	26.9%	24.1	17.2	40.2%
Snus	58.0	61.4	(5.6)%	118.7	115.8	2.5%
Other Oral SFP(1)	1.0	1.2	(17.0)%	2.0	2.5	(16.8)%
Total Europe	70.8	71.9	(1.6)%	144.8	135.4	6.9%
(1) Includes chew bags and tobacco bits
Note: Sum may not foot due to roundings.

Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 1.7% to 56.4 billion units. Total cigarette and HTU shipment volume increased notably in Italy (up by 7.6%), mainly driven by cigarettes, and Poland (up by 6.0%), and decreased notably in France (down by 11.7%) and the Netherlands (down by 19.5%), both driven by cigarettes.
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 6.8% in the quarter, reflecting continued growth momentum for IQOS, partly offset by the impact from the EU characterizing flavor ban.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.8 points on an adjusted basis.
Oral SFP shipments decreased by 1.6% with decline of snus (down by 5.6%), partly offset by nicotine pouches (up by 26.9%).
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 0.1% to 104.8 billion units. Total cigarette and HTU shipment volume increased notably in Poland (up by 7.9%), Greece (up by 9.6%), and Germany (up by 1.9%), and decreased notably in France (down by 21.7%) and the Netherlands (down by 15.2%), both driven by cigarettes.
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 8.0%, reflecting continued growth momentum for IQOS, partly offset by the impact from the EU characterizing flavor ban.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.9 points on an adjusted basis.
Oral SFP shipments increased by 6.9%, driven by growth of nicotine pouches (up by 40.2%) and snus (up by 2.5%).
Financial Summary
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,815	$ 3,574	6.7%	7.0%	241	(9)	—	205	45	—

Operating Income	$ 1,660	$ 1,619	2.5%	5.3%	41	(45)	—	205	2	(121)
Adjustments (1)	(40)	(28)	(41.8)%	(41.8)%	(12)	—	—	—	—	(12)
Adjusted Operating Income	$ 1,701	$ 1,647	3.3%	6.0%	54	(45)	—	205	2	(109)

Adjusted Operating Income Margin	44.6%	46.1%	(1.5)pp	(0.4)pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.

Net revenues increased by 7.0% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarettes volume.
Adjusted operating income increased by 6.0% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; partly offset by higher marketing, administration and research costs as well as manufacturing costs, including the impact of the EU single-use plastics directive.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,180	$ 6,642	8.1%	7.1%	538	69	—	368	101	—

Operating Income	$ 3,116	$ 2,834	10.0%	11.0%	282	(31)	—	368	66	(121)
Adjustments (1)	(80)	(103)	22.0%	22.0%	23	—	—	—	—	23
Adjusted Operating Income	$ 3,197	$ 2,937	8.9%	9.9%	260	(31)	—	368	66	(143)

Adjusted Operating Income Margin	44.5%	44.2%	0.3pp	1.2pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 7.1% on an organic basis, primarily driven by the same factors as for the quarter.
Adjusted operating income increased by 9.9% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, notwithstanding lower cigarette volume; partly offset by higher marketing, administration and research costs as well as manufacturing costs, including the impact of the EU single-use plastics directive.
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region increased by 3.7% to 393.9 billion units. The increase in the estimated total market was mainly due to Russia (up by 6.2%), Pakistan (up by 42.4%), Egypt (up by 18.6%), Bangladesh (up by 8.5%), and Turkey (up by 4.1%), partly offset by Thailand (down by 19.5%) and Kazakhstan (down by 8.8%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region increased by 2.5% to 767.0 billion units. The increase in the estimated total market was mainly due to Turkey (up by 10.3%), Russia (up by 5.3%), Indonesia (up by 3.1%), and Bangladesh (up by 6.5%), partly offset by Thailand (down by 14.1%) and Philippines (down by 7.9%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	87,391	84,415	3.5%	167,582	160,946	4.1%
Heated Tobacco Units	6,937	5,853	18.5%	13,015	11,300	15.2%
Total SSEA, CIS & MEA	94,328	90,268	4.5%	180,597	172,246	4.8%
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 4.5% to 94.3 billion units, mainly driven by Turkey (up by 9.7%) and Saudi Arabia (up by 68.9% due to inventory movements), partly offset by Indonesia (down by 6.4%), Thailand (down by 24.9%) and the Philippines (down by 9.7%). PMI's estimated HTU adjusted in-market sales volume increased by 11.4%, with 18.5% HTU shipment volume growth. HTU shipment growth in Russia primarily reflects timing and cross-border dynamics, with limited underlying growth.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 4.8% to 180.6 billion units, mainly driven by Turkey (up by 16.0%), partly offset by the Philippines (down by 14.2%). PMI's estimated HTU adjusted in-market sales volume increased by 13.1%, with 15.2% HTU shipment volume growth.
Financial Summary
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,771	$ 2,668	3.9%	13.3%	103	(251)	—	229	123	2

Operating Income	$ 891	$ 880	1.3%	26.0%	11	(230)	12	229	50	(50)
Adjustments (1)	(5)	(5)	6.8%	6.8%	—	—	—	—	—	—
Adjusted Operating Income	$ 896	$ 885	1.2%	25.9%	11	(230)	12	229	50	(50)

Adjusted Operating Income Margin	32.3%	33.2%	(0.9)pp	3.7pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 13.3% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher HTU and cigarettes volume, as well as favorable HTU and cigarette mix.
Adjusted operating income increased by 25.9% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products and cigarettes volume, notwithstanding unfavorable cigarette mix; partly offset by higher manufacturing costs (primarily due to higher cost of tobacco leaf).

Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 5,429	$ 5,145	5.5%	14.2%	284	(445)	—	384	267	78
Adjustment (1)	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 5,429	$ 5,225	3.9%	12.4%	204	(445)	—	384	267	(2)

Net Revenues	$ 5,429	$ 5,145	5.5%	14.2%	284	(445)	—	384	267	78

Operating Income	$ 1,663	$ 1,614	3.0%	31.5%	49	(471)	12	384	96	28
Adjustments (2)	(10)	(122)	92.1%	92.1%	112	—	—	—	—	112
Adjusted Operating Income	$ 1,673	$ 1,736	(3.6)%	22.8%	(63)	(471)	12	384	96	(84)

Adjusted Operating Income Margin	30.8%	33.2%	(2.4)pp	3.1pp

(1) Termination of distribution arrangement in the Middle East.
(2) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Adjusted net revenues increased by 12.4% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume and favorable cigarettes mix.
Adjusted operating income increased by 22.8% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume, notwithstanding unfavorable cigarette mix; partly offset by higher manufacturing costs (primarily due to higher cost of tobacco leaf).
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, decreased by 0.7% to 80.2 billion units, with a decline in cigarettes, partly offset by HTU growth. The decrease in the estimated total market was mainly driven by Australia (down by 29.1%), South Korea (down by 1.9%), and Taiwan (down by 4.2%), partly offset by International Duty Free (up by 8.5%) and Japan (up by 0.9%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding China, was stable at 156.0 billion units, with HTU growth partly offset by a decline in cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 12.4%) and Japan (up by 1.0%), partly offset by Australia (down by 29.4%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	11,872	13,351	(11.1)%	23,440	26,461	(11.4)%
Heated Tobacco Units	15,474	13,714	12.8%	31,073	25,462	22.0%
Total EA, AU & PMI DF	27,346	27,065	1.0%	54,513	51,923	5.0%
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 1.0% to 27.3 billion units, driven by Japan (up by 5.0%), partly offset by Australia (down by 28.5%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 13.3% in the quarter, including growth in Japan of 12.5%.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 5.0% to 54.5 billion units, driven by Japan (up by 12.6%), partly offset by Australia (down by 27.2%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 14.1%, including growth in Japan of 12.9%.
Financial Summary
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,673	$ 1,680	(0.4)%	6.7%	(7)	(120)	—	88	25	—

Operating Income	$ 753	$ 557	35.2%	51.5%	196	(91)	—	88	2	197
Adjustments (1)	(1)	(205)	99.7%	99.7%	204	—	—	—	—	204
Adjusted Operating Income	$ 753	$ 762	(1.2)%	10.8%	(9)	(91)	—	88	2	(7)

Adjusted Operating Income Margin	45.0%	45.4%	(0.4)pp	1.7pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 6.7% on an organic basis, reflecting: a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume.
Adjusted operating income increased by 10.8% on an organic basis, primarily driven by the same factors as for net revenues.

Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,357	$ 3,200	4.9%	12.1%	157	(229)	—	218	168	—

Operating Income	$ 1,516	$ 1,194	27.0%	45.1%	322	(216)	—	218	74	246
Adjustments (1)	(1)	(225)	99.3%	99.3%	224	—	—	—	—	224
Adjusted Operating Income	$ 1,517	$ 1,419	6.9%	22.1%	98	(216)	—	218	74	23

Adjusted Operating Income Margin	45.2%	44.3%	0.9pp	4.0pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 12.1% on an organic basis, reflecting: a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume.
Adjusted operating income increased by 22.1% on an organic basis, primarily driven by the same factors as for net revenues.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 2.7% to 45.2 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 20.0%) and Canada (down by 12.6%), partly offset by Brazil (up by 9.6%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 2.8% to 89.9 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 13.8%) and Canada (down by 12.9%), partly offset by Brazil (up by 6.5%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	14,888	15,503	(4.0)%	29,231	30,413	(3.9)%
Heated Tobacco Units	198	152	30.3%	315	254	24.0%
Total Americas	15,086	15,655	(3.6)%	29,546	30,667	(3.7)%
Note: Sum may not foot due to roundings.

Americas Oral SFP[1]	Second-Quarter			Six Months Year-to-Date

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	135.1	89.9	50.3%	266.7	163.1	63.5%
Moist Snuff	34.2	34.1	0.2%	68.6	69.3	(1.1)%
Snus	0.8	1.2	(37.3)%	1.5	2.4	(38.4)%
Total Americas	170.1	125.2	35.8%	336.7	234.8	43.4%
(1) Excluding U.S. chew Note: Sum may not foot due to roundings.
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.6% to 15.1 billion units, mainly due to Argentina (down by 19.9%), partly offset by Brazil (up by 8.7%).
Oral products shipments increased by 35.8%, driven by ZYN nicotine pouches (up by 50.3%) in the U.S.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.7% to 29.5 billion units, mainly due to Argentina (down by 14.7%), partly offset by Brazil (up by 9.4%).
Cigar shipment volume declined by 18.3%, predominantly due to a tough comparison related to trade inventory movements in the prior-year around the April 2023 price increase. Gross profit grew robustly.
Oral products shipments increased by 43.4%, driven by ZYN nicotine pouches (up by 63.5%) in the U.S.
Financial Summary
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,129	$ 969	16.5%	14.2%	160	22	—	55	110	(27)

Operating Income	$ 183	$ 243	(24.7)%	(39.1)%	(60)	35	—	55	104	(254)
Adjustments (1)	(152)	(33)	-(100)%	-(100)%	(119)	—	—	—	—	(119)
Adjusted Operating Income	$ 335	$ 276	21.4%	8.7%	59	35	—	55	104	(135)

Adjusted Operating Income Margin	29.7%	28.5%	1.2pp	(1.4)pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.

Net revenues increased by 14.2% on an organic basis, primarily reflecting: favorable volume/mix, mainly due to the growth of ZYN nicotine pouches in the U.S., partly offset by lower cigarette volume and unfavorable cigarette mix outside of the U.S.; and favorable pricing variance, predominantly driven by higher combustible tobacco pricing.

Adjusted operating income increased by 8.7% on an organic basis, mainly reflecting: favorable volume/mix and price variance, mainly due to the same factors as for net revenues; partly offset by higher marketing and administration costs, including incremental investment in the U.S.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,125	$ 1,837	15.7%	12.9%	288	51	—	54	231	(48)

Operating Income	$ 282	$ 426	(33.8)%	(47.2)%	(144)	57	—	54	217	(472)
Adjustments (1)	(379)	(95)	-(100)%	-(100)%	(284)	—	—	—	—	(284)
Adjusted Operating Income	$ 661	$ 521	26.9%	15.9%	140	57	—	54	217	(188)

Adjusted Operating Income Margin	31.1%	28.4%	2.7pp	0.7pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 12.9% on an organic basis, primarily reflecting: favorable volume/mix, mainly due to growth of ZYN nicotine pouches in the U.S., partly offset by cigarette volume declines outside of the U.S.; and favorable cigarette pricing.
Adjusted operating income increased by 15.9% on an organic basis, mainly reflecting: favorable volume/mix, mainly due to the same factors as for net revenues; and favorable cigarette pricing; partly offset by higher marketing and administration costs, including incremental investment in the U.S.
WELLNESS AND HEALTHCARE
The results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 80	$ 76	5.3%	5.3%	4	—	—	6	—	(2)

Operating Income / (Loss)	$ (43)	$ (733)	94.1%	94.1%	690	—	—	6	—	684
Adjustments (1)	(14)	(695)	97.9%	97.9%	681	—	—	—	—	681
Adjusted Operating Income / (Loss)	$ (29)	$ (38)	23.7%	23.7%	9	—	—	6	—	3

Adjusted Operating Income / (Loss) Margin	(36.3)%	(50.0)%	13.7pp	13.7pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.

Net revenues increased by 5.3% on an organic basis. The adjusted operating loss of $29 million was primarily due to R&D and administration costs.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 170	$ 162	4.9%	3.7%	8	2	—	8	—	(2)

Operating Income / (Loss)	$ (88)	$ (771)	88.6%	88.3%	683	2	—	8	—	673
Adjustments (1)	(56)	(709)	92.1%	92.1%	653	—	—	—	—	653
Adjusted Operating Income / (Loss)	$ (32)	$ (62)	48.4%	45.2%	30	2	—	8	—	20

Adjusted Operating Income / (Loss) Margin	(18.8)%	(38.3)%	19.5pp	18.1pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated July 23, 2024, for additional detail.
Net revenues increased by 3.7% on an organic basis. The adjusted operating loss of $32 million was primarily due to R&D and administration costs.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products and renewal applications for these products are presently pending before the FDA. As of June 30, 2024, PMI's smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI's smoke-free products. Smoke-free business accounted for approximately 38% of PMI’s total first-half 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated July 23, 2024, and at www.pmi.com/2024Q2earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

Diluted EPS reconciliation

	Second-Quarter
	2024	2023	% Change
Reported Diluted EPS	$ 1.54	$ 1.01	52.5%
Impairment of goodwill and other intangibles	—	0.44
Amortization of intangibles	0.11	0.04
South Korea indirect tax charge	—	0.11
Income tax impact associated with Swedish Match AB financing	0.02	(0.01)
Fair value adjustment for equity security investments	(0.08)	0.01
Adjusted Diluted EPS	$ 1.59	$ 1.60	(0.6)%
Less: Currency	(0.18)
Adjusted Diluted EPS, excluding Currency	$ 1.77	$ 1.60	10.6%

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	657.2	647.2	1.5	193.2	188.4	2.5	157.6	157.0	0.4	35.5	31.4	13.1	28.7	28.6	0.1	5.1	4.7	0.4

Europe
France	6.7	7.6	(11.4)	3.3	3.7	(11.7)	3.3	3.7	(11.3)	—	0.1	(37.6)	41.5	42.4	(0.9)	0.6	0.8	(0.2)
Germany(3)	17.3	17.9	(3.3)	6.8	6.9	(0.6)	5.8	6.1	(6.0)	1.1	0.7	43.4	39.0	39.2	(0.2)	6.0	5.4	0.6
Italy(3)	18.1	18.4	(1.5)	10.6	9.8	7.6	8.0	7.0	14.5	2.5	2.8	(9.7)	53.6	53.6	—	16.7	17.1	(0.4)
Poland(3)	15.0	15.0	0.1	6.5	6.1	6.0	5.1	4.9	4.4	1.4	1.2	12.5	43.3	41.1	2.2	9.1	8.6	0.5
Spain	11.2	11.3	(0.6)	3.5	3.6	(3.2)	3.2	3.3	(3.7)	0.3	0.3	2.4	29.2	29.2	—	2.6	2.2	0.4

SSEA, CIS & MEA
Egypt	19.0	16.1	18.6	6.7	6.0	11.6	6.3	5.7	11.8	0.3	0.3	8.2	34.5	37.2	(2.7)	1.9	1.8	0.1
Indonesia	71.9	72.2	(0.5)	19.6	21.0	(6.4)	19.4	20.8	(7.1)	0.3	0.1	89.1	27.3	29.1	(1.8)	0.4	0.2	0.2
Philippines	9.7	10.2	(4.8)	5.1	5.7	(9.7)	5.0	5.6	(10.1)	0.1	—	—	52.7	55.6	(2.9)	0.7	0.5	0.2
Russia	55.1	51.9	6.2	17.4	16.5	5.3	12.9	12.6	2.6	4.4	3.9	14.1	31.6	32.8	(1.2)	8.2	7.9	0.3
Turkey	38.9	37.4	4.1	20.3	18.5	9.7	20.3	18.5	9.7	—	—	—	52.3	49.6	2.7	—	—	—

EA, AU & PMI DF
Australia	1.4	1.9	(29.1)	0.4	0.6	(28.5)	0.4	0.6	(28.5)	—	—	—	32.8	32.5	0.3	—	—	—
Japan(2)	37.9	37.6	0.9	17.5	16.7	5.0	4.1	4.9	(16.7)	13.4	11.8	14.0	40.9	39.4	1.5	29.4	26.3	3.1
South Korea	18.2	18.5	(1.9)	3.6	3.6	(1.3)	2.2	2.3	(6.0)	1.4	1.3	6.9	19.6	19.5	0.1	7.7	7.0	0.7

Americas
Argentina	5.9	7.3	(20.0)	3.6	4.5	(19.9)	3.6	4.5	(19.9)	—	—	—	61.5	61.5	—	—	—	—
Mexico	7.4	7.4	0.9	4.6	4.6	(0.4)	4.6	4.6	(1.0)	0.1	—	—	62.2	63.0	(0.8)	0.8	0.4	0.4

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Six Months Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	1,274.9	1,261.5	1.1	369.5	359.5	2.8	300.8	300.7	—	68.7	58.8	16.8	28.3	27.9	0.4	5.1	4.6	0.5

Europe
France	13.0	15.1	(13.8)	5.9	7.5	(21.7)	5.8	7.4	(21.5)	0.1	0.1	(33.3)	40.9	42.3	(1.4)	0.6	0.8	(0.2)
Germany(3)	33.3	33.7	(1.2)	13.2	12.9	1.9	11.1	11.6	(4.7)	2.1	1.3	61.4	39.4	39.3	0.1	6.2	5.4	0.8
Italy(3)	35.6	35.6	—	18.5	18.7	(0.9)	13.7	13.9	(1.3)	4.8	4.8	—	53.1	53.7	(0.6)	17.2	17.0	0.2
Poland(3)	29.1	28.5	2.3	12.5	11.6	7.9	9.9	9.2	7.8	2.7	2.5	8.4	43.1	41.0	2.1	9.1	9.0	0.1
Spain	20.9	21.2	(1.1)	6.3	6.5	(2.9)	5.8	6.0	(4.2)	0.5	0.4	15.7	29.1	29.1	—	2.7	2.2	0.5

SSEA, CIS & MEA
Egypt	38.4	38.5	(0.3)	12.0	11.7	2.0	11.3	11.3	0.6	0.6	0.5	35.4	30.7	30.4	0.3	1.9	1.4	0.5
Indonesia	145.8	141.4	3.1	39.4	40.5	(2.9)	39.4	40.5	(2.9)	0.5	0.2	+100	27.3	28.8	(1.5)	0.3	0.2	0.1
Philippines	20.0	21.7	(7.9)	10.6	12.3	(14.2)	10.4	12.2	(14.6)	0.1	0.1	30.0	52.8	56.7	(3.9)	0.7	0.5	0.2
Russia	101.9	96.7	5.3	32.9	31.2	5.4	24.4	23.5	3.7	8.5	7.7	10.5	32.0	32.0	—	8.8	8.1	0.7
Turkey	70.1	63.5	10.3	36.3	31.3	16.0	36.3	31.3	16.0	—	—	—	51.9	49.3	2.6	—	—	—

EA, AU & PMI DF
Australia	2.7	3.8	(29.4)	1.0	1.3	(27.2)	1.0	1.3	(27.2)	—	—	—	35.2	34.2	1.0	—	—	—
Japan(2)	73.7	72.9	1.0	35.4	31.5	12.6	8.4	9.6	(12.6)	27.0	21.9	23.6	41.0	39.4	1.6	29.4	26.3	3.1
South Korea	34.7	35.4	(2.1)	6.9	6.9	0.5	4.2	4.4	(5.6)	2.8	2.5	11.7	20.0	19.5	0.5	7.9	6.9	1.0

Americas
Argentina	13.0	15.1	(13.8)	8.0	9.4	(14.7)	8.0	9.4	(14.7)	—	—	—	61.6	62.2	(0.6)	—	—	—
Mexico	13.7	13.5	1.3	8.3	8.3	—	8.2	8.3	(0.6)	0.1	0.1	78.4	61.1	61.9	(0.8)	0.8	0.4	0.4

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%